Exhibit 23.6

October 1, 2024 Via Email: SStewart@archrsc.com Mr. Wm. Scott Stewart Arch Resources, Inc. 1 CityPlace Drive, Suite 300 St. Louis, Missouri 63141 Reference: Consent of Independent Experts

Dear Mr. Stewart:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of CONSOL Energy Inc. to be filed with the Securities and Exchange Commission on or about October 1, 2024, and in the related Joint Proxy Statement/Prospectus (collectively, the “Registration Statement”), of all references to our firm and of our technical report summaries dated February 10, 2022 and February 11, 2022, included in or made a part of the Annual Report on Form 10-K for the year ended December 31, 2023 of Arch Resources, Inc. We further consent to the use of the name Weir International, Inc. under the heading “Experts” in such Registration Statement.

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Arch Resources, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

Weir International, Inc.

By:	/s/ Fran X. Taglia
Fran X. Taglia
President